CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
OF
OPPENHEIMER GLOBAL HIGH YIELD FUND

     This Certificate of Amendment to Certificate of Trust of Oppenheimer Global High Yield Fund (the “Trust”) is being executed for the purpose of amending the Certificate of Trust of the Trust filed with the Office of the Secretary of State of the State of Delaware (the “State Office”) on September 15, 2011, pursuant to the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq.

The undersigned hereby certifies as follows:

1.     The name of the Trust is Oppenheimer Global High Yield Fund.

2.     The name of the Trust is hereby changed to Oppenheimer High Yield Opportunities Fund.

3.     This Certificate of Amendment to Certificate of Trust shall become effective upon filing with the State Office.

IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Certificate of Amendment to Certificate of Trust.

     TRUSTEE:

     /s/ Edward L. Cameron

     Name: Edward L. Cameron

     As Trustee and not individually